INFORMATION STATEMENT

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. _________________)

Check the appropriate box:
[x]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)) [ ] Definitive Information Statement

                          VECTOR AEROMOTIVE CORPORATION

             (Exact name of registrant as specified in its charter)

                         Commission file number 0-17303

               NEVADA                               33-0254334
     ------------------------------             ----------------------
    (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)             Identification Number)

                                975 MARTIN AVENUE
                        GREEN COVE SPRINGS, FLORIDA 32043

          (Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code (904) 529-0092

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which transaction applies: N/A
(2) Aggregate number of securities to which transaction applies: N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4) Proposed maximum aggregate value of transaction: N/A
(5) Total fee paid: N/A
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party: N/A
(4) Date Filed: N/A

                          VECTOR AEROMOTIVE CORPORATION

                                975 Martin Avenue
                          Green Cove Springs, FL 32043

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 20, 1998

To the Shareholders:

         The Annual Meeting of Shareholders of VECTOR AEROMOTIVE CORPORATION will be held at the the Vector Hospitality Chalet at Road Atlanta, 5300 Winder Highway, Braseldon, Georgia, on Saturday, June 20, 1998, at 10:30 a.m. on Saturday, the 20th day of June 1998, at 10:30 Eastern Daylight Time, for the following purposes:

         1.       To elect a board of four directors;

         2. To consider and act upon a proposal to ratify the appointment of BDO Seidman as independent auditors for the Company for the fiscal year 1998; and

         3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 10, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof. The Company is not soliciting proxies for the Annual Meeting of Shareholders, and you are requested not to send us a proxy.

         All shareholders are cordially invited to attend the meeting. The Annual Meeting of Shareholders is being held at the selected location and date because the Company plans to participate in the Sports Car Grand Prix of Atlanta at Road Atlanta, Braselton, Georgia. The Annual Meeting will held at Road Atlanta. The Company will provide each shareholder who attends the Annual Meeting of Shareholders admission to the qualifying session. In addition, the Company anticipates having a production model of the Vector M12 available for viewing.

                                        By order of the Board of Directors,


                                        Thomas Hallquest
                                        Secretary

Green Cove Springs, Florida
May 30, 1998

MESSAGE FROM THE PRESIDENT

         During 1996 the Company struggled to bring the M12 "into production" and sadly were unable to iron out production teething problems before cash resources ran out in November 1996. Ironically the major hurdles relating to the engineering, homologation, and production of an exotic sports car had already been surmounted and a dealer appointment program was in place. However, the facility at Green Cove Springs, Florida was closed, staff laid off and for all intents and purposes that was the end of Vector Aeromotive Corporation. In December 1996 our current Chairman, Mr. W.R. Welty, learned of the plight of the Company and became determined to do all he could to stop Vector sinking into oblivion. Mr. Welty and myself teamed up and after six months of difficult negotiations with the controlling shareholders we were able to take control of Vector. In August, 1997 we re-opened the manufacturing facility and re-started production. Since then the Company has sold 5 M12s and has produced a profit, albeit a very small profit. We consider this a major turning point in the Company's history.

         In 1998 the Company embarked on a racing program in the Professional Sportscar Racing series. Our first appearance at Sebring 12 Hours in March was a "look see" event from which we learned a great deal. In April we made a serious effort at the Toshiba Nevada Grand Prix in Las Vegas where we were rewarded with a third place in the GT-2 class - our first trophy!

         Our racing adventure has given us exposure in many notable automotive magazines and TV. In addition, we have gained valuable engineering information. All of us here at Vector are proud of our achievements and are positive that our current success is only the start of greater events to come.

Regards,




Timothy J. Enright
President
Vector Aeromotive Corporation

THE PRODUCT

         The M12 has the classical design configuration for an ultra high performance automobile. The engine is mid mounted in a longitudinal layout directly behind the passenger compartment. This engine was developed by engineers from Vector and automobili Lamborghini working in close collaboration to achieve Vector's high performance specification. The V12 engine delivers over 490 horsepower and more than 425 foot pounds of torque from it 5.7 liters capacity. This assures that the driver has all the power ever needed. Transmitting all this power is a 5 speed manual transaxle mounted directly behind the engine.

         The M12s chassis, while being unorthodox, is an extremely efficient design. Being both lighter and stiffer than the chassis of the 1994 prototype Avtech SC, the structure is also economical to produce. At the rear, a tubular carbon steel frame carries a powertrain and suspension loads. This mates with a zinc plated monocoque passenger compartment that is also protected by a tubular carbon steel roll cage. Forward of the front bulkhead, foam filled aluminum box sections provide progressive and carefully controlled vehicle deceleration in the event of a frontal impact. Suspension is by classical unequal length A arms at both front and rear. The front geometry provides a beneficial level of anti dive while the rear geometry is designed to provide anti squat characteristics.

         The aggressive cab forward design layout provides the driver and passenger with a commanding view and a feeling of intimate involvement with the road ahead. The ergonomically designed cockpit is attractively trimmed in the finest leather. Luxurious lambswool carpeting completes the trim. The vehicle is further equipped with driver and passenger side air bags, a fully automatic climate control system and the sophistication of a premium Pioneer sound system. The M12 does indeed provide the most discerning owner with the appropriate environment to encourage the fuill exploration of its enormous performance potential.

THE MARKET

         The market for exotic sports cars is worldwide, but the biggest single opportunity for the M12 is the domestic market. With a maximum annual production target for the M12 of almost 60 vehicles in 1999, Vector is recognizing the value of domestic and international demand that will always be slightly ahead of production.

         Breaking with the Company's history in yet another area, a national dealer network will sell Vector products in all the major domestic markets. It is the Company's intention that this network will be limited in size to balance the conflicting requirements of attractive sales volume for the dealer versus convenience for future owners. These premium dealerships are also being carefully selected and qualified to assure the owner that buying an M12 will be a rewarding experience.

         Creating market demand is Vector's responsibility. Designing and developing a product that is as exciting and compelling as the M12 is just the first step. The message must be broadcast in such a way that the vehicle becomes an obvious candidate for the potential buyer's shortlist, and the Company has developed a marketing plan to achieve this. Careful but enthusiastic exposure through the recognized media, association with the appropriate personalities and events, and a fully sponsored race program all play a role in further stimulating the already enthusiastic demand.

         The image of a company producing exotic supercars is in itself a marketable product. Vector will seize this opportunity with both hands to ensure that a much broader market population can be part of the thrill, the presence and the mystique surrounding the Company. Marketing the full range of Vector products, from the M12 to complimentary items of merchandise, will take a variety of forms including the development on a web site on the Internet.

         The future market success of the M12 and more importantly, the profitability of the Company, is the entire focus of the management team. The two go hand in hand, and the time is now.


FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
(in 000's, except for per share amounts)

                                                                    Three Months
                                                                       Ended         Years Ended
                                      Years Ended December 31,      December 31,    September 30,
                                    1997        1996        1995        1994       1994         1993
Balance Sheet Data

Current Assets                   $    440    $    761    $    594    $    594    $  1,167    $  1,326
Working Capital (deficit)          (1,371)     (2,142)     (2,257)       (274)        461        (311)
Total Assets                          549         887       1,907       1,295       1,898       1,698
Total Liabilities                   2,778       2,903       3,350         933         771       1,737
Shareholders' Equity (deficit)     (2,229)     (2,016)     (1,443)        361       1,126         (39)

Statements of Loss Data

Sales                            $    332    $    839    $   --      $    360    $     48    $  1,467
Gross Profit (loss)                   103      (2,368)       (108)       --            22         517
Operating Loss                       (676)     (5,475)     (7,514)       (818)     (4,521)     (4,094)
Net Loss                             (213)     (5,595)     (7,653)       (765)     (4,471)     (3,890)
Net Loss per Share               $   (.01)       (.11)       (.19)       (.03)       (.21)       (.28)
Cash Dividends per Share             None        None        None        None        None        None
Weighted Average Shares            53,640      52,589      40,919      24,046      21,511      13,690


Securities Information

Vector Aeromotive Corporation's common shares are traded in theover-the-counter market on NASDAQ Bulletin Board. The table below sets forth the range of high and low bid prices for the Company's common shares, as reported by the National Association of Securities dealers, Inc. Quotations listed do not necessarily represent actual transactions and do not reflect retail markups, markdowns or commissions.

                   Calender 1997     Calender 1996
                   High     Low      High      Low
                   -------------     -------------
First Quarter    $   .23  $    .11  $   .97   $   .50
Second Quarter       .17       .07      .81       .47
Third Quarter        .22       .11      .72       .22
Fourth Quarter       .17       .06      .34       .03


   There were approximately ________ shareholders of record as of May 10, 1997. No dividend has been paid on the common shares since inception and none is contemplated at any time in the foreseeable future.

Annual Meeting of Shareholders
Saturday, June 20, 1998
10:30 A.M. Eastern Daylight Time
Vector Hospitality Chalet, Road Atlanta, 5300 Winder Highway, Braseldon, Georgia

                          VECTOR AEROMOTIVE CORPORATION

                                975 Martin Avenue
                          Green Cove Springs, FL 32043

                              INFORMATION STATEMENT

                       1998 Annual Meeting of Shareholders
                           To Be Held on June 20, 198


                                  INTRODUCTION

         This Information Statement is being provided by the Board of Directors of VECTOR AEROMOTIVE CORPORATION, a Nevada corporation (the "Company" or "Vector"), which has its principal executive offices at 975 Martin Avenue, Green Cove Springs, Florida 32043. The information in this Information Statement is being provided in connection with the Annual Meeting of Shareholders of the Company to be held at the Vector Hospitality Chalet at Road Atlanta, 5300 Winder Highway, Braseldon, Georgia, on Saturday, June 20, 1998, at 10:30 a.m. The approximate date on which this Information Statement were first sent or given to shareholders was May 30, 1998.

         The Board of Directors of the Company knows of no business other than that specified in Items 1 and 2 of the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting.

No Solicitation of Proxy

         We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Voting Securities

         Holders of record of the Company's Common Shares at the close of business on May 10, 1998, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were _____ Common Shares issued, outstanding and entitled to vote shown on the stock record books of the Company. On all matters properly presented to the meeting, the holders of the Common Shares will vote together, as a single class, with each share entitled to one vote. Cumulative voting is not permitted by the Company's Articles of Incorporation.

Attendance at the Annual Meeting

         The Annual Meeting of shareholders will be held at the Vector Hospitality Chalet in the Road Atlanta facility. The qualifying session of the Sports Car Grand Prix of Atlanta will be held at the same time as the Annual Meeting. As a result, each shareholder attending the Annual meeting will need to gain admission to the qualifying session of the Sports Car Grand Prix of Atlanta. The Company has made arrangements for that admission. The Company will have a shareholders' booth outside the admission gate at which shareholders can obtain an admission ticket. Each shareholder to obtain the admission ticket will need to show evidence that the shareholder was a shareholder of the Company on May 10, 1998, the record date of shareholders entitled to vote at the Annual Meeting. The Company will accept as satisfactory evidence of shareholder status, among other evidence, presentment of this Information Statement or the mailing label that is on the envelope in which this Information Statement was mailed, identification on the Company's shareholder list and a valid proxy of a shareholder entitled to vote at the Annual Meeting.



                                   Page - 3 -

                  CHANGES OF CONTROL AND FINANCING TRANSACTIONS

         In a series of transactions from July 1992 through January 1996, Setdco Engineering Corporation ("Setdco") and V'Power Corporation ("V'Power") acquired 9% and 70%, respectively, of Vector's outstanding shares of Common Stock. V'Power is believed to be controlled by Mr. Hutomo Mandala Putra, who is also believed to be the controlling stockholder of Automobili Lamborghini, S.p.A. ("ALSPA"), the manufacturer of the Italian exotic sports car, and 100% shareholder of Automobili Lamborghini U.S.A., Inc. ("ALUSA"), the American importer and distributor of Lamborghini products.

         V'Power has provided funds to Vector in the past through the purchase of additional shares of Common Stock and options to purchase Common Stock. In April 1994, for an aggregate of $2,370,000, V'Power acquired 3,000,000 shares of Common Stock and an option expiring April 1996 to purchase an additional 6,000,000 shares of Common Stock with a $.75 per share exercise price (which option expired unexercised subsequent to December 31,1996). In January and April 1995, for an aggregate of $6,000,000, V'Power acquired 18,333,333 shares of Common Stock and an option to purchase an additional 50,000,000 shares of Common Stock with a $.43 per share exercise price. These options expired unexercised on April 6, 1997. In January 1996, for an aggregate of $5,000,000, V'Power acquired 10,000,000 newly-issued shares of Common Stock and an option, which expired in January 1997, to acquire an additional 50,000,000 shares of Common Stock with a $.45 per share exercise price.

         In a transaction finalized in September 1997, but dated as of July 22, 1997, American Dream entered into agreements with Vector and several other related organizations including: V'Power, ALSPA and ALUSA. V'Power then owned and management believes currently owns a majority of the shares of Common Stock of Vector (37,333,333 shares as of July 22, 1997). V'Power's majority interest is subject to right of American Dream to designate to V'Power a majority of the Board of Directors of Vector. ALSPA has contracted to provide the engine for the Vector M12 automobile. In addition, ALSPA and ALUSA were and remain the largest trade creditors of Vector.

         The transactions among American Dream, Vector, V'Power, ALSPA and ALUSA are summarized below:

              (1) Vector has provided American Dream an option to purchase 60,000,000 shares of Common Stock of Vector for a total purchase price of $1,250,000. The option may be exercised for a period commencing July 22, 1997 and ending thirty days after the full funding of the initial line of credit in the amount of $1,250,000 described below. American Dream also has been granted registration rights for the Common Stock if purchased.

              (2) American Dream assumed control of Vector's Board of Directors on July 24, 1997, with the election of W. R. Welty, T. J. Enright and D. Kordek to fill vacancies on Vector's then existing Board of Directors. In addition, T. J. Enright also was elected Chief Operating Officer and Secretary of Vector. Subsequently, D. Kordek resigned as a member of Vector's Board of Directors , Lilly Beter was elected to fill that vacancy and to act as Treasurer of Vector, Mr. Enright was elected President of Vector an Thomas Hallquest was elected Secretary of Vector. V'Power has agreed that, for ten years after the purchase by American Dream of Common Stock of Vector pursuant to the option described above, it will vote in the election of directors for the election of a majority of directors nominated or designated by American Dream.

              (3) V'Power has agreed to restrict the sale of its Common Stock of Vector (now owned or later acquired, by exercise of options or otherwise) for a period of four years from July 24, 1997. The restriction is absolute except (I) V'Power may sell shares under Rule 144A or by other institutional private placement if each purchaser agrees in writing to abide by the restrictions on resale imposed on V'Power and (ii) V'Power may sell all or any portion of its shares of Vector to American Dream or its assigns (which can be limited to American Dream's affiliates if so desired by V'Power). Likewise, American Dream has agreed to restrict the sale of its Common Stock of Vector.


                                   Page - 4 -

              (4) American Dream has agreed to provide a loan to Vector consisting of (I) a line of credit in the amount of $1,250,000 which converts to a 10-year term loan when it is fully funded and
              (ii) a line of credit in the amount of $2,500,000. The loans bear interest at prevailing institutional lending rates (10% for the term loan and prime plus 2% for the line of credit if the loan is made by American Dream) and are secured by all assets of Vector. Each loan is payable on demand, except the $1,250,000 loan becomes payable in monthly installments upon conversion to a term loan when it is fully funded. The $2,500,000 line of credit commences on the full funding of the $1,250,000 loan. American Dream and Vector have entered into a Loan and Security Agreement, which has been filed with the Securities and Exchange Commission, setting forth more fully the terms of the loans. There was outstanding as of April 30, 1998, on the $1,250,000 loan the amount of $436,652.

              (5) V'Power has granted to American Dream or its assigns the option to purchase at any time after December 31, 1997, any Common Stock of Vector then owned by V'Power at a purchase price equal to 70% of the market price (the average of the bid and ask price at the close of the ten trading days prior to the exercise of the option) on the regular trading day immediately prior to date of exercise by American Dream. The option expires four years from the date that American Dream purchases Common Stock of Vector under the option described above. American Dream may exercise the option by written notification to V'Power at any time specifying the number of shares to be purchased and the purchase price, and the sale will occur within 30 days of such notification by delivery of the specified number of shares by V'Power and the payment of the purchase price in cash.

              (6) ALSPA has extended for a minimum of one year its existing agreement with Vector to supply model year M12 engines and other Lamborghini components to be used in the Vector M12 model. The volume of engines to be purchased by Vector within the twelve month contract term is 15 engines.

              (7) In connection with these transactions, ALSPA has agreed to convert its $424,111 account receivable from Vector into 4,241 shares of Preferred Stock of Vector. Similarly, ALUSA has agreed to convert its $568,577 account receivable from Vector into 5,686 shares of Preferred Stock of Vector. The conversion is subject to American Dream's exercise of its option to acquire 60,000,000 shares of Vector's common stock. Each share of Preferred Stock is issued at a price of $100.00 per share. The Preferred Stock has certain mandatory redemption provisions calling for redemption payments over 19 months. The dividend rate of the Preferred Stock is based upon the London Interbank Offered Rate (LIBOR) at the time of the inception of the preferred stock transaction.

         The Board of Directors of Vector has appointed three individuals designated by American Dream: R.W. Welty, T. J. Enright and Lilly Beter. American Dream and V'Power have agreed that V'Power will vote its shares for these or other nominees of American Dream until such time as American Dream declines to make any discretionary funding under the $1,250,000 line of credit specified above or, upon exercise by American Dream of its option to purchase 60,000,000 shares, for a period of ten years.



                              ELECTION OF DIRECTORS

Nominees for Election of Directors

         The Board of Directors of the Company has nominated four individuals for election as a director of the Company at the Annual Meeting of Shareholders, each of whom currently serves as a director of the Company: Timothy J. Enright, W R Welty, Michael J. Kimberley, and Lilly Beter. Each director will hold office until the next annual meeting and until the director's successor is elected and qualified. The Company has no reason to believe that any of the director nominees will be unable or unwilling to serve if elected to office.


                                   Page - 5 -

         The names of the Company's directors and executive officers, together with certain other information, is set forth below.

         Name                           Age              Position

         Timothy J. Enright             52               Director, President

         Lilly Beter                    63               Director, Treasurer

         W. R.  Welty                   51               Director

         Michael J. Kimberly            59               Director

         Thomas Hallquest               45               Secretary

         TIMOTHY J. ENRIGHT. Mr. Enright has served as a director since July 1997 and as President since April 1, 1998. In 1994, Mr. Enright, acting as a business consultant, wrote a business plan for Vector in which he evaluated Vector's operations and business prospects. Mr. Enright also has been employed in various executive positions by Group Lotus plc, the manufacturer of Lotus sports cars, and certain of its affiliated companies.

         W. R. WELTY. Mr. Welty has served as a director of the Company since July 1997, pursuant to the terms of a loan agreement dated July 22, 1997, under which American Dream, formally known as Tradelink International Limited, Has agreed to fund discretionary lines of credit and a Shareholder Agreement and Option dated July 22, 1997, under which the majority shareholder of the Company, V'Power has agreed to vote as director certain nominees of American Dream. See "CHANGE OF CONTROL AND FINANCING TRANSACTIONS."

         MICHAEL J. KIMBERLEY. Mr. Kimberley has served as a director of the Company since May 1994. Since April 15, 1994, Mr. Kimberley has served as a managing director of Lamborghini. From January 1992 to April 1994, he was the Executive Vice President of General Motors Overseas Corporation for Malaysia. From 1969 through December 1991, he was employed in various executive positions by Group Lotus plc, the manufacturer of Lotus sports cars, and certain of its affiliated companies.

         LILLY BETER. Ms. Beter has served as a director of the Company since August 1997, and as Chief Financial Officer since September 1997. For the past five years, Ms. Beter has been president of Lilly Beter Capital Group, Inc., a lobbyist and financial consultant. Ms. Beter was elected a director pursuant to the terms of a loan agreement dated July 22, 1997, under which American Dream has agreed to fund discretionary lines of credit and a Shareholder Agreement and Option dated July 22, 1997, under which the majority shareholder of the Company, V'Power has agreed to vote as director certain nominees of American Dream. See "CHANGE OF CONTROL AND FINANCING TRANSACTIONS."

         THOMAS HALLQUEST. Mr. Hallquest has served as secretary of the Company since April 1, 1998. For the past five years, Mr. Hallquest has been self employed as a Certified Public Accountant in Southern California in the Los Angeles area.

Board Committees

         The Compensation Committee is a committee of the Board of Directors that is responsible for establishing the compensation payable to the Company's executive officers. The Compensation Committee also administers the Company's various stock option plans. As of the date hereof, the members of the Compensation Committee are Messrs. Welty and Kimberley and Ms. Beter.


                                   Page - 6 -

         The Executive Committee is a committee of the Board of Directors that is responsible for making the management decisions of the Board of Directors between meetings of the Board of Directors. As of the date hereof, the members of the Executive Committee are Messrs. Welty, Enright and Hallquest.

         The Audit Committee is a committee of the Board of Directors that is responsible for acting as a liason with the Comapny's auditors, reviewing the Company's annual audit, reviwing the management letter prepared by the Company's auditors and engaging the Company's auditors. As of the date hereof, the members of the Audit Committee are Messrs. Welty and Hallquest.

         During calendar year 1997, the Board of Directors held thirteen meetings and acted by unanimous written consent in lieu of a meeting on one occasion. Mr. Kimberley, the only incumbent director who was a director for the entire year of 1997, attended eight of the Board of Director meetings, primarily due to his international schedule and the attempt by current management to conserve financial resources. The Board of Directors held two meetings during the time Ms. Beter has been a director, and she attended one. Messrs. Welty and Enright have attended all meetings of the Board of Directors since their becoming a member. The current management of the Company is not aware of any committee meetings held during 1997.

Executive Compensation

         For the year ended December 31, 1997, the Company paid a consulting company believed to be owned by D. Peter Rose consulting fees of $47,019. D. Peter Rose was President of the Company until his resignation effective November 11, 1997. The Company also paid Sinclair Management $21,000 for the services of
T. J. Enright, the chief operating officer of the Company in 1997. The current management is not aware of the grant of any stock options or other compensation paid to executive employees in 1997.

         The services of T. J. Enright have been since January 1, 1998, supplied by American Dream without reimbursement by Vector. On April 30, 1998, the Company granted as compensation to each of T. J. Enright and Thomas Hallquest an option to purchase 1,000,000 shares of Common Stock pursuant to the 1994 Omnibus Stock Plan at a purchase price of $.09 per share, which was fifty percent (50%) of the market price of the Common Stock on the date of grant. The option is exercisable beginning October 30, 1998, until April 30, 2008, with certain limitations contained in the 1994 Omnibus Stock Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Common Shares as of May 10, 1998, by (I) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, which is composed solely of Common Shares, (ii) each director, (iii) the Company's executive officers, and (iv) all executive officers and directors as a group. Beneficial ownership of Common Shares has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as otherwise noted, and except as community property laws apply, the Company believes that each person has sole voting, dispositive and investment power with respect to the shares shown.












                                   Page - 7 -

Security Ownership of Certain Beneficial Owners

Title of       Name and address              Amount and nature         Percent
Class          of beneficial                 of                        of
               owner                         beneficial                Class
                                             ownership


Common         V'Power Corporation           37,333,333(a)             69.6%
               Wisma Antars 3rd Floor
               JLN Medan Selatan #17
               Jakarta 10110 Indonesia

Common         Sedtco                         3,000,000                 5.6%
                 Engineering Corp.
               c/o Eagle Holding Ltd.
               Leppo Plaza 3rd Floor
               J L Jenl Sudi Amakav 25
               Jakarta 12920 Indonesia

Common         American Dream                37,333,333(b)             69.6%
                 International Limited       60,000,000(d)             52.8%(d)
               c/o One Independent Drive
               Suite 3131
               Jacksonville, FL 32202



Common         W. R. Welty(c)                37,333,333(b)             69.6%
               c/o One Independent Drive     60,000,000(d)             52.8%(d)
               Suite 3131
               Jacksonville, FL 32202
-----------------------

(a) Management believes that V'Power may have the right to acquire or has acquired the common stock owned by Sedtco Engineering Corp., in which case the total number of shares beneficially owned by V'Power would be 40,333,333 and the percent of ownership would be 75.2%, although this transaction has not been confirmed by the Company.

(b) American Dream has certain rights to acquire and certain rights to vote or direct the vote of common stock of the Company owned by V'Power as more fully described above under the caption "CHANGE OF CONTROL AND FINANCING TRANSACTIONS".

(c) W. R. Welty owns and controls American Dream. See notes (b) above and (d) below.

(d) American Dream has certain rights to acquire authorized but unissued shares of common stock of the Company as more fully described above under the caption "CHANGE OF CONTROL AND FINANCING TRANSACTIONS". The percent of ownership assumes the issuance of the additional 60,000,000 shares by the Company, in which case the percent of ownership of other beneficial owners would decrease accordingly, and the only other five percent owner known to the Company would be V'Power, which would own 32.5% based on 37,333,333 shares.



                                   Page - 8 -

Security Ownership of Management


Title of            Name                   Amount and nature          Percent
Class               of beneficial          of                         of
                    owner                  beneficial                 Class
                                           ownership

Common              W. R. Welty(a)        37,333,333(a)              69.6%
                                          60,000,000(a)              52.8%
                                              81,556                  *

Common              T. J. Enright         37,333,333(b)              69.6%
                                          60,000,000(b)              52.8%
                                           1,000,000(c)               1.9%

Common              Michael J. Kimberly       95,000(d)               *

Common              Thomas Hallquest       1,000,000(c)               1.9%
                                              27,000                  *
 *  Less than 1%

(a) W. R. Welty owns and controls American Dream. See notes (a) and (b) above under the caption "Security Ownership of Certain Beneficial Owners."

(b) T. J. Enright is an executive  officer of American Dream.  See notes (a) and
(b) above under the caption "Security Ownership of Certain Beneficial Owners."

(c) Includes 1,000,000 shares acquirable upon exercise of options exercisable beginning October 20, 1998.

(d) Includes 95,000 shares acquirable upon exercise of presently exercisable options.

Compliance with Section 16(a) of the Securities Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Except as described below, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain representations provided to the Company, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 1997. In January, 1996, V'Power purchased from the Company 10,000,000 newly issued shares of common stock and an option, which has since expired, to acquire an additional 50,000,000 shares of common stock of the Company. The current management of the Company is not aware based upon the Company's records that a Form 4 was filed by V'Power reporting this common stock purchase, although the transaction was reported on a Form 8-K by the Company, and the Company obviously was aware of the purchase. In addition, the records of the Company reflect that the common stock owned by Setdco Engineering Corporation may have been reduced from 5,000,000 shares to 3,000,000 shares at some time between March 31, 1995, and June 30, 1997; however the Company has no record of the filing of a Form 4 or Form 5 describing the reduction in ownership. The records of the Company received by current management, however, may not accurately reflect the actual

                                   Page - 9 -
records of the Company at a specific time in 1996 because some corporate records are believed to have been lost, misplaced of inadvertently destroyed between the time that the Company suspended operations in November, 1996, due to lack of funds and the time that current management of the Company received the records of the Company in 1997.

Vote Required

         The affirmative vote of a majority of the outstanding Common Shares of the Company present or represented by proxy and entitled to vote at the annual meeting is required to elect the Board of Directors. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of electing directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on directors, those shares will not be considered as present and entitled to vote with respect to election of directors. The Board of Directors expects that all Common Shares owned by V'Power Corporation will be voted in favor of the election of the director nominees. Such shares represent approximately 70% of the Common Shares entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ELECTION OF W. R. WELTY, TIMOTHY J. ENRIGHT, LILLY BETER AND MICHAEL J. KIMBERLEY AS A DIRECTOR.

                              APPROVAL OF AUDITORS

         Subject to shareholder ratification, the Board of Directors has reappointed the firm of BDO Seidman, Certified Public Accountants, Orlando, Florida, as independent auditors to make an examination of the accounts of the Company for the fiscal year 1998. One or more representatives of BDO Seidman are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" SUCH RATIFICATION.


                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before December 31, 1998.


                             ADDITIONAL INFORMATION

         The Company's Annual Report to Shareholders is being supplied to holders of the Company's Common Shares together with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to: Investor Relations, Vector Aeromotive Corporation, 975 Martin Avenue, Green Cove Springs, Florida 32043.


                                         VECTOR AEROMOTIVE CORPORATION



                                         Thomas Hallquest
                                         Secretary

Green Cove Springs, Florida
May 30, 1998

                                   Page - 10 -

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

         The design, production and sale of exotic sports cars is a capital-intensive business. The capital requirements inherent in this industry, combined with the Company's lack of sales during the development of the Vector M12, have forced the Company to raise significant capital from time to time in order to fund continued operations. Nevertheless the Company suspended operations in November 1996 due to lack of funds. The Company currently has funds available only to fund limited production and has current liabilities that exceed current assets. Partially because of the amount of money spent on development of the M12 without profits, the Company under its new management recommenced limited operations and plans to proceed gradually to conserve its financial resources.

         In addition, because of the Company's lack of sales in 1994 and 1995, the commencement of production activities in the fourth quarter of 1994 and the suspension of all production activities in November 1996, comparisons from period to period have limited meaning.

         The Company first ceased production activities in early 1993 and re-commenced production in late 1995. During calendar years 1994 through 1996, the Company's efforts focused on the design, development, marketing and commencement of production of the Vector M12. Production of the M12 commenced in October 1995, and in March 1996 the Company sold its first M12. The Company sold four cars by the end of 1996; however, three cars subsequently were returned to the Company or became the subject of litigation with the Company's dealers. By November, 1996, due to lack of funds, the Company had ceased substantial activities. It was not until August, 1997, that the Company recommenced any meaningful business activities, and only on a limited basis.

         Litigation with the Company's former President, Gerald Wiegert, who was termination in March 1993, and related lawsuits consumed significant capital and management attention in calender years 1994 through 1996. For further information with respect to this litigation, see Note 13 of Notes to Financial Statements included elsewhere herein. Legal fees totaled $122,168, $179,078, and $546,101 for the years ended December 31, 1997, 1996 and 1995, respectively. Those 1996 and 1995 legal fees generally were paid to a then director of the Company, Richard J. Aprahamian, or his law firm.

Liquidity and Capital Resources

         The Company has financed its operations through the private and public sale of equity securities. Since October 1, 1992 (the beginning of the Company's fiscal 1993), the Company received approximately $21.5 million in net offering proceeds from the sale of equity securities and options through December 31, 1996, compared to the Company's aggregate sales of $2.71 million during the same period. Nevertheless the Company had no funds remaining for operations by November, 1996.

         Since the beginning of fiscal 1993, the Company's principal source of capital has been the private sale of Common Stock and options therefore to V'Power and Setdco. In April 1994, for an aggregate of $2,250,000, V'Power acquired 3,000,000 shares of Common Stock and an option to purchase an additional 6,000,000 shares of Common Stock with a $.75 per share exercise price, which expired unexercised in April 1997. In January and April 1995, for an aggregate of $6,000,000, V'Power acquired 18,333,333 shares of Common Stock and an option to purchase an additional 50,000,000 shares of Common Stock with a $.43 per share exercise price, which expired unexercised in April 1997. In January 1996, for an aggregate of $5,000,000, V'Power acquired 10,000,000 newly-issued shares of Common Stock and an option expiring January 1997 to acquire an additional 50,000,000 shares of Common Stock with a $.45 per share exercise price, which expired unexercised.

         The Company received investment bankers' fairness opinions with respect to the 1995 and the 1996 transactions, and the Company believed that these transactions with V'Power were fair to and in the best interests of the Company. The Company does not believe that V'Power will provide additional funds to the Company, either through purchase of additional equity securities from the Company or exercise of the existing option, to satisfy the Company's capital needs.

         Notwithstanding the sale of equity securities of $6,000,000 in the first quarter of 1995 and $5,000,000 in the first quarter 1996, at December 31, 1995, 1996 and 1997, the Company had cash and cash equivalents of $12,370, $33,864 and $-0-, respectively. Net cash used by the Company in 1996 and 1997 totaled $4,075,757 and $344,838, respectively, for research and development and operating activities. The Company currently is cautiously proceeding to restore and stabilize operations and did not spend any material amounts in 1997 for capital equipment or research and development.

         The Company's only source of capital at the present time is a loan from American Dream International, Limited, which is provided on a discretionary basis. There can be no assurance that this financing source will be sufficient to provide cash necessary for the Company to recommence production in full, to pay existing commitments such as rent or pay all or any significant portion of the existing creditors of the Company. The Company currently has no other commitment from others to provide additional capital, and there can be no assurance that such funding will be available if or when needed, or if available, that its terms will be favorable or acceptable to the Company. Should the Company be unable to obtain additional capital, when and if needed, it could be forced to either curtail operations or again cease business activities altogether.

The lack of liquidity and capital resources raise substantial doubt about the Company's ability to continue as a going concern. However, the Company has initiated the following actions which it believes will allow the Company to resume profitable operations. (a) As more fully described in "CHANGES OF CONTROL AND FINANCING TRANSACTIONS" the Company has entered into an agreement with American Dream for additional capital as well as restructuring its debt to an affiliated company. (b) The Company has consolidated all operations into the plant in Green Cove Springs, Florida. (c) The Company has settled litigation which has endured for several years. (d) The Company has resumed operations with a new management team. The objective of this team is to significantly reduce operating expenses while continuing to produce the Vector M12.

Results of Operations

         At December 31, 1997, the Company had an accumulated deficit of $39,576,534. For the years ended December 31, 1997, 1996 and 1995, the Company had a net loss of $213,016, $5,594,993 and $7,652,565, respectively. The loss equaled a total of $13,485,716 for the three years, with total aggregate revenues during the same period of $1,670,578, including $500,000 from the sale of technology in 1997. The future success of the Company will be influenced by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be beyond the Company's control.

         Total general and administrative expenses decreased from $2,978,871 for the year ended December 31, 1995, to $1,800,958 and $779,325 for the years ended December 31, 1996 and 1997, respectively. The decreases were primarily due to the Company suspended operations beginning approximately November, 1996. During the years ended 1997, 1996 and 1995, non-cash compensation expense relating to granting stock options below market value was recorded totaling $-0-, $-0- and $133,440, respectively.

    Research and development increased from $1,179,000 in fiscal year 1994 to $4,427,000 for the year ended December 31, 1995, reflecting the expense and concerted efforts in 1995 to complete the design, engineering, development and commencement of production of the Vector M12. Research and development was $975,521 for the year ended December 31, 1996. Research and development ceased with other operations by November, 1996, and has not been revitalized to date.

The Company has various deferred tax assets totaling $14,238,000 as of December 31, 1996. Due to the uncertainty of the realization of these tax assets the Company has offset these deferred tax assets with a valuation allowance. However, the Company could realize benefit from some of these tax assets to offset future tax liabilities, in any.

New Accounting Standards

         In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS
128). SFAS 128, which is effective for financial statements issued for periods ending after December 15, 1997, simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international earnings-per-share standards. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This statement is not expected to have a material effect on the Company's reported earnings-per- share amounts. The adoption of this standard had no effect on earnings per share.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

Report of Independent Certified Public Accountants



Board of Directors
Vector Aeromotive Corporation
Green Cove Springs, Florida


We have audited the accompanying balance sheets of Vector Aeromotive Corporation as of December 31, 1997 and 1996 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vector Aeromotive Corporation at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has experienced significant operating losses, has a working capital deficit and has a shareholders' deficit as of December 31, 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




         BDO SEIDMAN, LLP

Orllando, Florida
February 28, 1998

                                 Balance Sheets
                                 --------------
December 31,                                                  1997           1996
------------------------------------------------------------------------------------

Assets (Note 4)

Current assets:
  Cash and cash equivalents                             $       --      $     33,864
  Accounts receivable - trade                                   --           155,000
  Inventories (Note 5)                                       439,637         556,612
  Prepaid expenses and other                                    --            15,628
------------------------------------------------------------------------------------



  Total current assets                                       439,637         761,104

Property and equipment, net (Note 6)                         107,914         123,999

Other                                                          1,850           1,850
------------------------------------------------------------------------------------

                                                        $    549,401    $    886,953
------------------------------------------------------------------------------------

Liabilities and Shareholders' Deficit

Current liabilities:
  Note payable (Note 8)                                 $    250,000    $    250,000
  Accounts payable:
    Trade                                                    677,905         710,212
    Related parties                                             --         1,416,107
  Accrued expenses (Note 7)                                  521,709         501,505
  Loans payable to related parties (Note 4)                  310,974            --
  Customer deposits                                           25,000          25,000
------------------------------------------------------------------------------------

  Total current liabilities                                1,785,588       2,902,824
------------------------------------------------------------------------------------

Debt to related party (Note 10)                              992,700            --
------------------------------------------------------------------------------------

Commitments and contingencies
(Notes 3, 12, 15, 16 and 17)                                    --              --
------------------------------------------------------------------------------------

Shareholders' deficit:
  Preferred stock, par value $.10 per share;
    5,000,000 shares authorized; none issued (Note 9)           --              --
  Common stock, par value $.01 per share;
    600,000,000 shares authorized; issued and
    outstanding 53,639,599 (Note 12)                         536,396         536,396
  Capital in excess of par value                          36,786,109      36,786,109
  Accumulated deficit                                    (39,551,392)    (39,338,376)
------------------------------------------------------------------------------------

  Total shareholders' deficit                             (2,228,887)     (2,015,871)
------------------------------------------------------------------------------------

                                                        $    549,401    $    886,953
------------------------------------------------------------------------------------
                                     See accompanying notes to financial statements.


                            Statements of Operations


Year ended December 31,                             1997            1996            1995
----------------------------------------------------------------------------------------

Sales, net                                  $    331,900    $    838,678    $       --
----------------------------------------------------------------------------------------


Operating costs and expenses:
  Manufacturing, research and development        228,181       4,512,869       4,535,463
  General and administrative                     779,325       1,800,958       2,978,871
----------------------------------------------------------------------------------------

  Total operating costs and expenses           1,007,506       6,313,827       7,514,334
----------------------------------------------------------------------------------------

Operating loss                                  (675,606)     (5,475,149)     (7,514,334)
----------------------------------------------------------------------------------------

Other income (expense):
  Sale of technology rights                      500,000            --              --
  Interest expense                               (37,410)        (16,324)           --
  Other                                             --          (103,460)       (138,231)
----------------------------------------------------------------------------------------

                                                 462,590        (119,784)       (138,231)
----------------------------------------------------------------------------------------

Net loss                                        (213,016)     (5,594,933)     (7,652,565)
----------------------------------------------------------------------------------------

Net loss per share (Note 14)                $       (.01)   $       (.11)   $       (.19)
----------------------------------------------------------------------------------------

Weighted average common
  shares outstanding                          53,639,599      52,589,257      40,919,421
----------------------------------------------------------------------------------------
                                         See accompanying notes to financial statements.


                  Statements of Shareholders' Equity (Deficit)
                  --------------------------------------------

                                                                     Capital in
                                            Common Stock              Excess of    Accumulated
                                       Shares          Amount         Par Value      Deficit          Total
--------------------------------------------------------------------------------------------------------------
Balance, January  1, 1995            24,046,366    $    240,463    $ 26,211,740   $(26,090,878)   $    361,325


Forfeiture of shares                     (5,000)            (50)             50           --              --
Issuance of common stock             18,333,333         183,333       4,922,144           --         5,105,477
Issuance of stock option
  for cash                                 --              --           464,134           --           464,134
Issuance of common stock as
  payment of consulting fees            290,000           2,900         142,100           --           145,000
Issuance of common stock options
  as compensation                          --              --           133,440           --           133,440
Net loss for the year                      --              --              --       (7,652,565)     (7,652,565)
--------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995           42,664,699         426,646      31,873,608    (33,743,443)     (1,443,189)


Issuance of common stock             10,000,000         100,000       4,104,733           --         4,204,733
Issuance of stock option
  for cash                                 --              --           500,000        500,000
Issuance of common stock as
  payment of consulting fees            350,000           3,500         171,500           --           175,000
Exercise of common stock
  options                               102,400           1,024          27,246           --            28,270
Exercise of common stock
  warrants                              522,500           5,226         109,022           --           114,248
Net loss for the year                      --              --              --       (5,594,933)     (5,594,933)
--------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996           53,639,599         536,396      36,786,109    (39,338,376)     (2,015,871)

Net loss for the year                      --              --              --         (213,016)       (213,016)
--------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997           53,639,599    $    536,396    $ 36,786,109   $(39,551,392)   $ (2,228,887)
--------------------------------------------------------------------------------------------------------------
                                                               See accompanying notes to financial statements.



                            Statements of Cash Flows
                            ------------------------

Year ended December 31,                                                 1997          1996           1995
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net loss                                                         $  (213,016)   $(5,594,933)   $(7,652,565)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization                                     16,085        153,670        165,546
      Abandonment of property and equipment                               --          352,631        394,482
      Issuance of common stock for services                               --          175,000        145,000
      Issuance of common stock warrants and options for services          --             --          133,440
      Loss on litigation settlement                                       --           18,479           --
      Related party debt converted to consideration
        for sale of technology rights                                 (451,104)          --             --
    Increase (decrease) from changes in:
      Related party account receivable                                    --             --           50,000
      Accounts receivable - trade                                      155,000       (155,000)          --
      Inventories                                                      116,975        (10,548)      (515,213)
      Prepaid expenses and other assets                                 15,628        263,678       (262,170)
      Court bond receivable                                               --             --          232,803
      Accounts payable                                                  (4,610)       627,652        970,497
      Accrued expenses                                                  20,204        (72,569)       470,798
      Customer deposits                                                   --          (15,000)       (25,000)
-------------------------------------------------------------------------------------------------------------

Net cash used in operating activities                                 (344,838)    (4,256,940)    (5,892,382)
-------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Acquisition of property and equipment                                   --          (12,217)      (610,251)
  (Increase) decrease in other assets                                     --          180,900        (62,417)
-------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                       --          168,683       (672,668)
-------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Proceeds from issuance of note payable                                  --          250,000           --
  Proceeds from loans payable to related party                         310,974           --        1,000,000
  Exercise of stock options                                               --           28,270           --
  Exercise of stock warrants                                              --          114,248           --
  Net proceeds from the issuance of common stock options                  --          500,000        464,134
  Net proceeds from the issuance of common stock                          --        3,217,233      5,105,477
-------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                              310,974      4,109,751      6,569,611
-------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   (33,864)        21,494          4,561

Cash and cash equivalents, beginning of year                            33,864         12,370          7,809
-------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                             $      --      $    33,864    $    12,370
-------------------------------------------------------------------------------------------------------------
                                                              See accompanying notes to financial statements.

Notes to Financial Statements
-----------------------------

i. Summary of Significant Accounting Policies

Inventories
-----------

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment
----------------------

Property and equipment is stated at cost. Depreciation is provided over the estimated useful asset lives using the straight-line method.

Revenue Recognition
-------------------

Revenues resulting from automobile sales are recognized when the automobiles are delivered. Customer deposits received in advance of delivery are recorded as a liability until revenue is recognized

Income Taxes
------------

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of estimated income taxes payable or refundable on in come tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Research and Development Costs
------------------------------

Research and development costs are expensed as incurred.  During the years ended
December  31,  1997,  1996  and  1995,   research  and  development  costs  were
approximately $-0-, $976,000 and $4,427,000, respectively.

Warranty Expense
----------------

The Company offers a limited 24-month warranty covering defects in material and workmanship on its Vector M12. Costs related to product warranty are estimated and included in cost of sales at time of sale.

Financial Instruments
---------------------

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1997.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and equivalents, trade receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

i. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets
-------------------------------

Statement  of  Financial  Accounting  Standards  No.  121,  "Accounting  for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," issued by the Financial Accounting Standards Board establishes new guidelines regarding when impairment losses on long-lived assets, which include property and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The adoption of this standard had no material effect on the Company's financial position or results of operations.

Recent Pronouncements
---------------------

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

Reclassification
----------------

Certain items have been reclassified in the 1996 and 1995 financial statements to conform to the 1997 presentation.

ii. Nature of Business

Vector Aeromotive Corporation (the "Company") is engaged in the design, development, manufacturing and marketing of exotic sports cars. The Company has been engineering, developing and testing the Vector M12 automobile since 1994. Limited production of the first M12s commenced in October 1995. Production of the Vector W8, the Company's first production model, ceased in 1993. The Company's vehicles are sold to dealers in the United States.

The Company suspended operations in November 1996. On July 22, 1997, the Company entered into a restructuring agreement (see Note 4) which resulted in the Company resuming operations on a limited basis.

iii. Going Concern Consideration

As shown in the accompanying financial statements, the Company has experienced significant operating losses since inception. The Company's net loss for 1997 was approximately $213,000, the accumulated deficit was $39,551,000 and current liabilities exceed current assets by $1,346,000 as of December 31, 1997. The Company suspended operations in November 1996 and resumed limited operations in September 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company believes that the following actions and plans will allow it to resume operations on a profitable basis and meet its obligations:

      As described in Note 4, the Company has entered into an agreement with American whereby that company can invest and loan over $5,000,000 to the Company. American has options to acquire other companies whose operations may be complimentary to the Company.

       All Company activities have been consolidated into the plant in Green Cove Springs, Florida.

       As described in Note 15 to the financial statements, the Company has settled litigation which it has endured for several years. The significant effort and expense which management expended on that matter can now be directed to restoring and stabilizing operations.

      As described in Notes 9 and 10 to the financial statements, the Company has agreements to restructure its debt to a formerly affiliated company by exchanging it for preferred stock.

      The Company resumed operations with a small group of part-time employees and consultants. The Company sold three vehicles to customers as of December 31, 1997. Operating costs have been reduced significantly from 1996 levels and are anticipated to grow at a level commensurate with production and sales.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and classification of liabilities that would result if the Company is unable to continue as a going concern.

iv. Restructuring Agreement

On July 22, 1997, the Company entered into an agreement with American Dream International Ltd. ("American"), formerly known as Tradelink International Limited, whereby the Company granted an option to American to purchase 60,000,000 shares of the Company's unissued common stock for $1,250,000 ($.0208 per share). The 60,000,000 shares have demand registration rights. American also agreed to loan the Company up to $3,750,000 under two lending agreements. Exercise of the option is contingent upon several factors, including the successful resolution of the litigation with the Company's former President (see
Note 15) and obtaining clear title to the loan collateral. As of February 28, 1998, American has not exercised its options.

Line of Credit "1" provides for advances up to $1,250,000 and bear interest at 2% over the prime rate. Advances can be used by the lender as part of its purchase price of the Company's common stock as described in the preceding paragraph and, in certain circumstances, can be converted to a ten-year term loan with interest at 10%. Unconverted balances ($310,974 at December 31, 1997) are due on demand.

Line of Credit "2" provides for advances up to $2,500,000 with interest at 2% over the prime rate and is due on demand.

Both lines are collateralized by substantially all of the Company's assets.
At the same time, the Company, American and V'Power entered into an option agreement whereby V'Power has agreed to vote their shares (37,333,333 shares) for directors designated by American comprising a majority of the Board of Directors of the Company for a period of ten years after July 22, 1997, or if the option is not exercised, for as long as any unpaid amounts under the loan agreements noted above remain outstanding.

Subject to various terms and conditions, V'Power has granted an option to American to purchase any and all Vector shares owned by V'Power or its affiliates. The option is exercisable beginning six months from the date that American exercises its option to purchase the Company's stock for a period of four years. American may purchase any or all of the V'Power common stock at 70% of the market price, as defined, of the shares.

As of February 28, 1998, American has not exercised its option.

v. Inventories

Inventories are summarized as follows:
December 31,          1997       1996
-------------------------------------
Raw materials     $162,573   $223,666
Work-in-process    112,963     48,666
Finished goods     164,101    284,280
-------------------------------------

                  $439,637   $556,612
-------------------------------------

During 1996, replacement parts with a carrying value of approximately $255,500 were transferred to the former President as part of a settlement of a lawsuit with the former President (see Note 15). During 1995, a discontinued Vector W8, included in finished goods inventory, and related replacement parts were written down to estimated fair market value.

vi. Property and Equipment

Property and equipment are summarized as follows:

                                             Useful
December 31,                                 Lives         1997       1996
--------------------------------------------------------------------------------

Leasehold improvements                       5 years   $ 22,260   $ 22,260
Tooling                                      5 years     75,000     75,000
Machinery and equipment                      5 years    328,359    328,359
Office equipment                             5 years      8,263      8,263
Computers                                    3 years     27,536     27,536
--------------------------------------------------------------------------------

                                                        461,418    461,418
Less accumulated depreciation                           353,504    337,419
--------------------------------------------------------------------------------

                                                       $107,914   $123,999
--------------------------------------------------------------------------------

The Company recorded an impairment loss of $330,371 related to capitalized tooling in December 1996. The impairment resulted from the suspension of operations of the Company in November 1996 and the related reduction in expected future cash flows for which capitalized tooling costs would be recovered. In determining the amount of the impairment, management estimated the fair value of the tooling upon the resumption of operations in 1997 by considering replacement costs and expected future cash flows.

vii. Accrued Expenses

Accrued expenses consist of the following:
December 31,                             1997       1996
--------------------------------------------------------------------------------
Compensation and employee benefits   $106,205   $151,920
Interest                               36,126      6,975
Legal settlement                      218,000    218,000
Warranty                               35,000     20,000
Other                                 126,378    104,610
--------------------------------------------------------------------------------
                                     $521,709   $501,505
--------------------------------------------------------------------------------

viii. Notes Payable

Notes payable consist of following:

December 31,                                                                  1997       1996
----------------------------------------------------------------------------------------------
Unsecured convertible note payable to an individual
       bearing interest at 9%, due currently. Convertible
         into shares of common stock at the option of the
         holder at conversion rate of 90% of the fair market
         value of the Company's common stock at the date of conversion    $250,000   $250,000
----------------------------------------------------------------------------------------------

Total notes payable                                                       $250,000   $250,000
----------------------------------------------------------------------------------------------

ix. Preferred Stock

During 1997, the Company designated 9,927 shares of its preferred stock as Series A cumulative preferred stock (Series A Stock). Upon issuance, Series A Stock will be redeemable at a redemption price of $100 per share plus any accumulated and unpaid dividends beginning nine months after the stock is issued. The Company may redeem the Series A stock at any time at the redemption price plus any accumulated unpaid dividends. The Series A Stock will have rights senior to any other security currently issued by the Company and will be classified as a liability on the Company's balance sheet. Dividends will be cumulative and are payable on a quarterly basis. The dividend rate is based on the current LIBOR rate as defined in the agreement. As of December 31, 1997, no preferred stock has been issued by the Company.

So long as any Series A is outstanding, the Company may not declare any dividend, make a distribution, or purchase, acquire or set aside any money for the purchase or redemption of any shares of stock with rights junior to the Series A Stock unless all Series A dividends have been paid or duly provided for and all amounts with respect to the mandatory redemption provisions of the Series A stock have been paid or duly provided for.

Upon liquidation of the Company for any reason, the holders of the Series A Stock are entitled to be paid out of the assets available for distribution to its shareholders before any payment to other security holders are made. The amounts to be paid to the Series A stockholders shall include all unredeemed shares at $100 per share plus all accumulated and unpaid dividends.

Under certain circumstances generally related to the sale of all of the Company's assets or merger or consolidation of the Company, the holders of the Series A securities may require the Company to redeem all or any portion of the outstanding Series A Stock.

The holders of the Series A Stock have no voting power unless dividends remain unpaid for a period of one and one-half years, at which time the Series A holders may vote for the election of up to two directors

x. Related Party Transactions

Technology Rights
-----------------

On July 22, 1997, the Company agreed to sell V'Power certain technology rights for $500,000, comprised of $451,104 owed to V'Power by the Company and a cash payment of $48,896 by V'Power to the Company.

Debt to Related Party
---------------------

As part of the July 22, 1997 restructuring, the Company entered into a debt conversion and preferred stock agreement with Lamborghini S.p.A. and Lamborghini U.S.A. (collectively Lamborghini). Under the terms of the agreement, Lamborghini agreed to forbear any action to collect Vector's indebtedness of $992,700 and would convert the indebtedness to Series A preferred stock upon American's execution of its option to acquire 60,000,000 shares of Vector's common stock. The Series A preferred stock would be redeemable beginning nine months after the stock is issued at $10,000 per month for eight months and 12 substantially equal monthly installments thereafter.

xi. Stock Offerings

The Company has entered into share purchase agreements with V'Power Corporation ("V'Power") as follows:

                                       January 24,   January 6,
                                          1996          1995
--------------------------------------------------------------------------------
Shares purchased                       10,000,000    18,333,333
Price per share                       $       .45   $       .30
Options granted:
      Shares                           50,000,000    50,000,000
Exercise price per share              $       .45   $       .43
Payment for option                    $   500,000   $   500,000
Offering costs netted with proceeds   $   295,267   $   430,389
--------------------------------------------------------------------------------

All common stock options expired one year after the date of issuance. The 1996 option expired on January 24, 1997.

V'Power purchased the 1996 stock and stock option for $5,000,000 ($4,000,000 in cash and a $1,000,000 offset of a note payable by the Company to V'Power).

xii. Stock Options and Warrants

The Company has three incentive stock option plans for key officers and employees, three nonqualified stock option plans for officers, employees, directors and consultants and an omnibus stock plan for employees, consultants and directors that has issued stock options and is authorized to issue restricted and unrestricted common stock and stock appreciation rights. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the options and stock appreciation rights. Under APB Opinion 25, if options are granted or extended at exercise prices less than fair market value, compensation expense is recorded for the difference between the grant price and the fair market value.

The options are generally exercisable over nine years beginning one year from the date of grant. The plans at December 31, 1997 are summarized as follows:

                                   Options
                       Options    Available     Options
Plan Description       Approved   for Grant   Exercisable
--------------------------------------------------------------------------------

1988 incentive plan      40,000      40,000        --
1988 nonqualified       120,000     106,000        --
1990 incentive plan     100,000     100,000        --
1990 nonqualified       100,000        --          --
1992 incentive plan     150,000     150,000        --
1992 nonqualified       150,000     150,000        --
1994 omnibus plan     2,500,000   2,368,600      95,000
-------------------   ---------   ---------   ---------

                      3,160,000   2,914,600      95,000
--------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: no dividend yield, volatility ranging from 55% to 73%, risk-free interest rates ranging from 4.2% to 6.4% and expected lives ranging from one to three years.

Under the accounting provisions of FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

December 31,                           1997          1996             1995
--------------------------------------------------------------------------------
Net loss
      As reported                 $  (213,016)   $(5,594,933)  $   (7,652,565)
      Pro forma                      (213,016)    (5,594,933)      (7,677,585)

Loss per common share
      As reported                 $      (.01)   $      (.11)  $         (.19)
      Pro forma                          (.01)          (.11)            (.19)
--------------------------------------------------------------------------------

Changes in stock options outstanding within the above plans and nonplan options (see Note 17) are summarized as follows:

                                          Weighted-Average Weighted-Average
                                           Exercise Price   Fair Value of
                                    Shares     Per Share   Options Granted
--------------------------------------------------------------------------------
Outstanding, December 31, 1994      288,000    $    .22       $--
  Granted - less than market        834,000         .38       .19
  Granted - over market             500,000        1.11        --
--------------------------------------------------------------------------------

Outstanding, December 31, 1995    1,622,000    $    .76       $--
  Exercised                        (102,400)        .30        --
  Expired                          (850,000)        .49        --
--------------------------------------------------------------------------------

Outstanding, December 31, 1996      669,600         .61        --
  Expired                          (574,600)        .85        --
--------------------------------------------------------------------------------

Outstanding, December 31, 1997       95,000    $    .38       $--
--------------------------------------------------------------------------------

The remaining options are held by a director of the Company and expire in 2004.

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                       Options Outstanding                Options Exercisable
                                       -------------------                -------------------
                                                 Weighted-
                                                   Average     Weighted-                  Weighted-
                                       Number    Remaining       Average       Number       Average
Range of                          Outstanding   Contractual     Exercise   Exercisable     Exercise
Exercise Prices                   at 12/31/97         Life         Price   at 12/31/97        Price
----------------------------------------------------------------------------------------------------------
    $.38                             95,000          7.6           $.38      95,000          $.38
-------------------------------------------------------------------------------------------------------------------

Common Stock Options Issued as Compensation
-------------------------------------------

During the years ended December 31, 1995 and September 30, 1994, compensation expense of $133,440 and $37,188, respectively, was recognized on common stock options granted at less than fair market value. All such vested options were recorded as additional paid-in capital. No compensation expense related to stock options was recorded for the year ended December 31, 1996 since no options were granted.

Stock Warrants
--------------

At December 31, 1997, the Company had common stock warrants exercisable and outstanding summarized as follows:

                                 Number of            Exercise
Expiration Date                  Warrants              Price
--------------------------------------------------------------------------------
November 18, 1998                477,500               $.22
--------------------------------------------------------------------------------

During 1996, the expiration date for 6,150,000 warrants was extended to November 12, 1997, at which time they expired. In addition, 522,500 common stock warrants were exercised in 1996 at $.22 per share and 1,800,000 common stock warrants with exercise prices ranging from $1.00 to $1.50 expired in 1996.

Common Shares Reserved
----------------------

At December 31, 1997, the Company had reserved common stock for the following purposes:
--------------------------------------------------------------------------------
Stock option plans              3,009,600
American Dream stock options   60,000,000
Warrants                          477,500
--------------------------------------------------------------------------------

Total common shares reserved   63,487,100
--------------------------------------------------------------------------------

xiii. Income Taxes

Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," requires an assets and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The components of the net deferred tax assets consist of the following:

                                              1997           1996
--------------------------------------------------------------------------------
Deferred tax assets:
      Net operating loss carryforwards   $ 13,165,000    $ 12,954,000
      Tax credit carryforwards                777,000         777,000
      Bad debts                               179,000         179,000
      Litigation accrual                       82,000          82,000
      Asset write-offs                           --            76,000
      Inventory overhead                       71,000          71,000
      Compensation from stock options          50,000          50,000
      Depreciation                             49,000          49,000
--------------------------------------------------------------------------------

Gross deferred income tax assets           14,373,000      14,238,000
Valuation allowance                       (14,373,000)    (14,238,000)
--------------------------------------------------------------------------------

Total deferred income tax assets         $       --      $       --
--------------------------------------------------------------------------------
The Company had unused net operating losses for income tax purposes, expiring in various amounts from 2003 through 2012, of approximately $35,000,000 at December 31, 1997 for carryforward against future years' taxable income. However, as a result of the Company's stock offerings (see Note 11), these NOLs will be limited each year under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

The tax benefit of these losses has been offset by a valuation allowance since management cannot determine that it is more likely than not it will be realized. The valuation allowance increased by $135,000 and $1,463,000 during the years ended December 31, 1997, and 1996, respectively.

The  Company  has  research  and   development  tax  credit   carryforwards   of
approximately $777,000 which expire between 2005 and 2008.

xiv. Net Loss Per Share

The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international earnings-per-share standards. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. The adoption of this standard had no effect on the financial statements.

Net loss per share was calculated based on the weighted average shares outstanding during the year. The effect of outstanding stock options representing 95,000; 669,600; and 288,000 shares and warrants representing 477,500; 6,627,500; and 8,950,000 shares as of December 31, 1997, 1996 and 1995 and 500,000 units representing 1,000,000 shares of common stock as of December 31, 1995 was not included in the calculations as their effect was antidilutive.

xv. Litigation

Since 1993, the Company has been involved in lawsuits with its former President. Both sides filed various claims for monetary damages.

Effective December 19, 1996, the lawsuits were settled. Vector exchanged various assets for a note payable to the former President. This settlement was recorded at the following approximate book values:

--------------------------------------------------------------------------------
Parts inventory for W8              $ 440,700
Loss valuation allowance             (185,204)
Note payable and accrued interest    (237,017)
--------------------------------------------------------------------------------

Net charge to 1996 operations       $  18,479
--------------------------------------------------------------------------------

All claims for unpaid notes, rent, compensation, etc. have been dropped by both the Company and the former President.

The Company faces several lawsuits primarily related to unpaid vendors. Additionally, complaints have been filed by two former automotive dealers for the Company. The Company believes adequate provision has been made for any judgments that may be awarded against the Company.

Legal fees totaled $122,168, $179,078 and $546,101 for the years ended December 31, 1997, 1996 and 1995, respectively. The 1996 and 1995 fees were paid primarily to a director or his law firm.

xvi. Leases

Prior to suspending operations, the Company had leased facilities from related parties. Rental expense incurred under related party leasing arrangements totaled $-0-, $78,936 and $93,546 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company presently leases office space and its manufacturing facility from an unrelated party in Green Cove Springs, Florida under a month-to-month lease at a cost of $6,075 per month.

xvii. Commitments

Consulting Agreements
---------------------

The Company entered into an agreement in 1995 with a consulting firm to perform certain services for the Company in exchange for i) $30,000 in cash, ii) 640,000 shares of Company common stock (290,000 of which were issued in 1995 and 350,000 of which were issued in April 1996) and iii) options to purchase 500,000 shares of common stock at prices ranging from $.50 to $1.75 per share. The options issued under the agreement have expired. The fair market value of the common stock issued was recorded as consulting expense.

The Company paid $150,000 to a related company for consulting services performed during 1995.

The Company resumed operations subsequent to the July 22, 1997 restructuring agreement. The Company was operated primarily by consultants during 1997. These consultants did not have written contracts with the Company and were retained on a month-to-month basis.

xviii. Supplemental Cash Flow Information

For Purposes of the statement of cash flows, all highly liquid investments with a maturity date of three months or less are considered to be cash equivalents.

December 31,                                                                1997           1996       1995
-------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                   $     --     $   23,907   $    --
Cash paid for income taxes                                                     --           --          --


Noncash operating, financing and investing activities:
      Increase in accounts payable - related party
            subsequently included in consideration for technology sale       27,697         --          --
      Payment of notes payable through issuance of
         common stock (see Note 11)                                            --      1,000,000        --
      Write-off of assets and liabilities associated
        with the settlement of litigation with the
        Company's former President (see Note 15)                               --        237,017        --
-------------------------------------------------------------------------------------------------------------

Corporate Information

Directors
Timothy J. Enright
President of Vector Aeromotive Corporation

W. R. Welty
Consultant

Lilly Beter
President of Lilly Beter Capital Group, Inc.
Treasurer of Vector Aeromotive corporation

Michael J. Kimberley
Consultant


Officers
Timothy J. Enright
President

Lilly Beter
Corporate Treasurer

Thomas Hallquest
Corporate Secretary




Corporate Office
975 Martin Avenue, Green Cove Springs, FL 32043-8354
(904) 529-0092

Independent Auditors
BDO SEIDMAN,LLP, Orlando, FL

Stock Registrar and Transfer Agent
American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, CO 80202

Form 10-K
A copy of Vector Aeromotive Corporation's annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits) will be furnished without charge to shareholders of record upon written request to: Investor Relations, Vector Aeromotive Corporation, 975 Martin Avenue, Green Cove Springs, FL 32043-8354.